Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                       MONTHLY REPORT - March 2004
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (24,027.675 units) at February 29, 2004          $ 37,788,002
Additions of 400.509 units on March 31, 2004                          635,506
Redemptions of (247.012) units on March 31, 2004                     (391,946)
Offering Costs                                                        (29,613)
Net Income (Loss) - March 2004                                        367,482
                                                                 ------------

Net Asset Value (24,181.172 units) at March 31, 2004             $ 38,369,431
                                                                 ============

Net Asset Value per Unit at March 31, 2004                       $   1,586.75
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $  2,034,600
    Change in unrealized                                           (1,298,739)

  Gains (losses) on forward contracts:
    Realized                                                        3,431,035
    Change in unrealized                                           (3,644,736)
  Interest income                                                      30,817
                                                                 ------------

                                                                      552,977
                                                                 ------------

Expenses:
  Brokerage fee                                                       100,621
  Performance fee                                                      80,795
  Operating expenses                                                    4,079
                                                                 ------------

                                                                      185,495
                                                                 ------------

Net Income (Loss) - March 2004                                   $    367,482
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on March 31, 2004                       $  1,586.75

Net Asset Value per Unit on February 29, 2004                    $  1,572.69

Unit Value Monthly Gain (Loss) %                                        0.89 %

Fund 2004 calendar YTD Gain (Loss) %                                   15.17 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

March ended with mostly positive returns after being in negative territory early in the month, making the first quarter of 2004 one of our best quarters in the last decade.

Most of our gains came from the fixed income sector as US Treasuries continued to trade higher, while a weakening US dollar also contributed solid returns. The energy sector was moderately profitable, while the equity indices sector was moderately negative.

In a continuing environment of significant volatility and lingering uncertainty about the future direction of interest rates and currencies, we caution our investors to maintain sober and realistic expectations. Returns for our strategies have been unusually strong over the last two years, and it would be prudent to anticipate a reversal sooner rather than later.

In the meantime, if you have any questions or concerns, please feel free to call.

Sincerely,

Bruce Cleland
President & CEO